                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                        SEC File Number: 0-25247
                                                                         -------
                                                       CUSIP Number: 84916X 20 3
                                                                     -----------

                           NOTIFICATION OF LATE FILING

(Check One): / / Form 10-K / /  Form 11-K / / Form 20-F /X/ Form 10-Q / / Form N-SAR

For Period Ended: February 28, 2002
                  --------------------------------------------------------------

[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

 Read attached instructions sheet before preparing form. Please print or type.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the  notification  relates  to a portion  of the  filing  checked above, identify the Item(s) to which the notification relates:__________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant Sporting Magic, Inc.
                        --------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

Address of principal  executive  office  (Street and number) 7625  Hamilton Park
                                                             -------------------
Drive, Building 2, Suite 12
--------------------------------------------------------------------------------

City, state and zip code Chattanooga, Tennessee 37421
                         -------------------------------------------------------

                                     PART II
                            RULES 12b-25 (b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

            (a) The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/         (b) The subject annual report, semi-annual report, transition report on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day  following  the  prescribed due date; or the subject  quarterly  report or transition  report on
            Form 10-Q,  or portion  thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The  accountant's  statement or other  exhibit  required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in  reasonable  detail the reasons why Form 10-K,  11-K,
20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

            Due to difficulty in gathering certain  information,  the Company is unable to file its Form 10-Q in a timely manner.

                                     PART IV
                                OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

             Robert Wilbanks                 (423)                 296-8213
--------------------------------------------------------------------------------
                 (Name)                    (Area Code)        (Telephone Number)

            (2) Have all other  periodic  reports  required  under Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If the answer is no, identify report(s).

                                                                 Yes /X/  No / /

                                       2

            (3) Is it  anticipated  that any  significant  change in  results of operations  for the  corresponding  period  for the  last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?

                                                                 Yes /X/  No / /

            Pursuant to the terms a reverse acquisition, on February 1, 2002 the
Company  acquired Next,  Inc.  ("Next"),  with the business of Next becoming the business of the  Company.  Prior this  acquisition,  the Company was an inactive
"shell" with minimal operations.  As the business of Next is now the business of the Company,  the Company's  historical financial statements need to be restated
to reflect Next's operations  (which are  significantly  different than those of the Company). A reasonable estimate of these results, however, cannot be made at this  time,  as the  Company's  restated  financial  statements  have  yet to be completed.

                              Sporting Magic, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

            Has  caused  this  notification  to be signed  on its  behalf by the undersigned hereunto duly authorized.

Date: April 15, 2002                            By:/s/ Dan F. Cooke
      --------------                               -----------------------------
                                                   Dan F. Cooke
                                                   President

INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  criminal violations. (See 18 U.S.C. 1001)

                                       3